March 16, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:  NAPOLI ENTERPRISES, INC.

Gentlemen:

I have read the statements that Napoli Enterprise, Inc. has made in its Form 8-K dated March 16, 2004 regarding changes in the Registrant's certifying accounts. I agree with the statements made therein.

Very truly yours,


/s/ Miller and McCollom


Miller and McCollom, CPAs